EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

El Pollo Loco Holdings, Inc.

Costa Mesa, CA

We hereby consent to the incorporation by reference in this Registration Statement onForm S-8 of our reports dated March 15, 2021, relating to the consolidated financial statements of El Pollo Loco Holdings, Inc. and the effectiveness of El Pollo Loco Holdings, Inc.’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 30, 2020.

/s/

BDO USA, LLP

Costa Mesa, CA

September 20, 2021

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.